EXHIBIT (c)(6)

Discussion Materials regarding Horizon Organic (“Project Holy Cow”), dated
June 27, 2003, provided to Parent by Goldman, Sachs & Co.

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Project Holy Cow

Valuation: Summary Accretion/Dilution Analysis

Premium	23%		26%		28%		31%		34%		37%
Share Price (for remaining 86.9%)	$22.50		$23.00		$23.50		$24.00		$24.50		$25.00
Equity Value	$246.6		$252.4		$258.2		$264.0		$269.8		$275.6
Enterprise Value	300.0		305.9		311.6		317.5		323.2		329.1
Enterprise Value Multiple of LTM Normalized EBITDA	25.6	x	26.1	x	26.6	x	27.1	x	27.6	x	28.1	x

100% Cash
2003E David Standalone EPS	$2.07		$2.07		$2.07		$2.07		$2.07		$2.07
2003E Pro Forma EPS	2.06		2.06		2.06		2.06		2.06		2.06
2003E Accretion/(Dilution)	(0.4)%		(0.4)%		(0.4)%		(0.5)%		(0.5)%		(0.5)%

2004E David EPS	$2.28		$2.28		$2.28		$2.28		$2.28		$2.28
2004E Pro Forma EPS	2.29		2.29		2.29		2.29		2.29		2.29
2004E Accretion/(Dilution)	0.5%		0.4%		0.4%		0.4%		0.4%		0.3%

100% Cash, With Synergies
2004E David EPS	$2.28		$2.28		$2.28		$2.28		$2.28		$2.28
2004E Pro Forma EPS	2.32		2.32		2.32		2.32		2.32		2.32
2004E Accretion/(Dilution)	1.8%		1.8%		1.8%		1.7%		1.7%		1.7%

Note: 2003 Accretion / Dilution assumes Harry was acquired at the beginning of 2003. If the transaction is assumed to be from Q4 onward, accretion dilution would be 0.0% without synergies, and 0.0% with synergies.

Assumes stock prices as of 24-Jun-2003 , David projections for Harry and David, David currently owns 1.3 million shares, or 13% of Harry’s basic shares outstanding, tax rate of 39.0% for both Harry and David, David cost of debt of 3.50% , no excess purchase price is allocated to intangibles.

Assumes $9.3 million in transaction costs, $4.0 million in severance costs (in the synergy case) and $2.0 million of severance costs (in the non synergy case), $2.0 million in Queensboro capital project expenses, $(1.0) million in proceeds from liquidation value of California real estate.

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Project Holy Cow

Valuation: Discounted Cash Flow Analysis, No Synergies

Financial Sensitivities

Equity Value ($) (a)

	Terminal Multiple of 2007E EBITDA
Discount Rate	8.0 x	9.0 x	10.0 x	11.0 x
10.0%	144.6	162.7	180.9	199.0
9.5%	148.5	167.0	185.6	204.2
9.0%	152.5	171.5	190.5	209.5
8.5%	156.6	176.1	195.5	214.9
8.0%	160.9	180.7	200.6	220.5

Equity Value Per Share ($) (a)(b)

	Terminal Multiple of 2007E EBITDA
Discount Rate	8.0 x	9.0 x	10.0 x	11.0 x
10.0%	12.14	13.66	15.19	16.71
9.5%	12.47	14.03	15.58	17.14
9.0%	12.80	14.40	15.99	17.59
8.5%	13.15	14.78	16.41	18.05
8.0%	13.51	15.18	16.85	18.52

Business Sensitivities

Equity Value ($) (a)(c)

		Change in Sales Growth
		(4.0) %	(2.0) %	0.0%	2.0%	4.0%
		Implied 4 Year CAGR
Change in EBIT Margin	Implied 5 Yr Blended Margin	15.1%	17.1%	19.1%	21.1%	23.1%
(2.0)%	2.2%	94.2	103.5	113.5	124.2	135.7
(1.0)%	3.2%	127.1	139.1	152.0	165.8	180.4
0.0%	4.2%	160.0	174.8	190.5	207.3	225.2
1.0%	5.2%	193.0	210.4	228.9	248.8	269.9
2.0%	6.2%	225.9	246.0	267.4	290.3	314.7

Equity Value Per Share ($) (a)(b)(c)

		Change in Sales Growth
		(4.0) %	(2.0) %	0.0%	2.0%	4.0%
		Implied 4 Year CAGR
Change in EBIT Margin	Implied 5 Yr Blended Margin	15.1%	17.1%	19.1%	21.1%	23.1%
(2.0)%	2.2%	7.91	8.69	9.53	10.43	11.39
(1.0)%	3.2%	10.67	11.68	12.76	13.92	15.15
0.0%	4.2%	13.44	14.67	15.99	17.40	18.91
1.0%	5.2%	16.20	17.66	19.22	20.89	22.66
2.0%	6.2%	18.97	20.65	22.45	24.37	26.42

Note: Projections per David Management as of 24 June 2003.  Free cash flow discounted, assuming mid-year convention, to end of December 2002. Terminal value calculated as of fiscal year 2007.

(a) Assumes outstanding debt of $39.2 million, $9.3 million of fees and tax benefit resulting from cash-out of non-qualified stock options.  10.3 million basic shares outstanding as of 31 March 2003, $0.0 million in Queensboro capital project expenses, $2.0 million in severance costs and $(1.0) in proceeds from liquidation of California real estate.

(b) 10.3 million basic shares outstanding as of 31 March 2003 and fully diluted shares of 11.9m.

(c) Assumes a 9.0% discount rate and a 10.0x EBITDA terminal multiple. Assumes a 4.0x EBITDA terminal multiple on Idaho Farm.

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Project Holy Cow

Valuation: Discounted Cash Flow Analysis, Including Synergies

Financial Sensitivities

Equity Value ($) (a)

	Terminal Multiple of 2007E EBITDA
Discount Rate	8.0 x	9.0 x	10.0 x	11.0 x
10.0%	216.7	242.5	268.2	294.0
9.5%	222.3	248.6	275.0	301.3
9.0%	228.0	254.9	281.9	308.8
8.5%	233.8	261.4	289.0	316.5
8.0%	239.8	268.0	296.3	324.5

Equity Value Per Share ($) (a)(b)

	Terminal Multiple of 2007E EBITDA
Discount Rate	8.0 x	9.0 x	10.0 x	11.0 x
10.0%	18.20	20.36	22.52	24.69
9.5%	18.66	20.88	23.09	25.30
9.0%	19.14	21.40	23.67	25.93
8.5%	19.63	21.95	24.26	26.58
8.0%	20.14	22.51	24.88	27.25

Business Sensitivities

Equity Value ($) (a)(c)

		Change in Sales Growth
		(4.0) %	(2.0) %	0.0%	2.0%	4.0%
		Implied 4 Year CAGR
Change in EBIT Margin	Implied 5 Yr Blended Margin	16.1%	18.1%	20.1%	22.1%	24.1%	%
(2.0)%	4.2%	168.9	184.4	201.0	218.7	237.6
(1.0)%	5.2%	203.5	221.9	241.4	262.3	284.6
0.0%	6.2%	238.2	259.3	281.9	305.9	331.6
1.0%	7.2%	272.8	296.8	322.3	349.5	378.5
2.0%	8.2%	307.5	334.2	362.7	393.1	425.5

Equity Value Per Share ($) (a)(b)(c)

		Change in Sales Growth
		(4.0)%	(2.0)%	0.0%	2.0%	4.0%
		Implied 4 Year CAGR
Change in EBIT Margin	Implied 5 Yr Blended Margin	16.1%	18.1%	20.1%	22.1%	24.1%	%
(2.0)%	4.2%	14.18	15.48	16.88	18.37	19.95
(1.0)%	5.2%	17.09	18.63	20.27	22.03	23.90
0.0%	6.2%	20.00	21.77	23.67	25.69	27.84
1.0%	7.2%	22.91	24.92	27.06	29.35	31.78
2.0%	8.2%	25.82	28.06	30.46	33.01	35.73

Note: Projections per David Management as of 24 June 2003.  Free cash flow discounted, assuming mid-year convention, to end of December 2002. Terminal value calculated as of fiscal year 2007.

(a) Assumes outstanding debt of $39.2 million, $9.3 million of fees and tax benefit resulting from cash-out of non-qualified stock options.  10.3 million basic shares outstanding as of 31 March 2003, $2.0 million in Queensboro capital project expenses, $4.0 million in severance costs and $(1.0) in proceeds from liquidation of California real estate.

(b) 10.3 million basic shares outstanding as of 31 March 2003 and fully diluted shares of 11.9m.

(c) Assumes a 9.0% discount rate and a 10.0x EBITDA terminal multiple. Assumes a 4.0x EBITDA terminal multiple on Idaho Farm.

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